UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 7, 2021 (May 3, 2021)

GEMINI THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39438	85-1612845
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 One Kendall Square, 3rd Floor Cambridge, MA		02139
(Address of principal executive offices)		(Zip Code)

(617) 401-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common stock, par value $0.0001 per share	GMTX	The Nasdaq Global Market

☒

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 3, 2021, Gemini Therapeutics, Inc. (the “Company”) announced that Georges Gemayel, Ph.D. had been appointed to serve as a member of the Company’s Board of Directors (the “Board”), to fill the newly created vacancy on its Board. Mr. Gemayel will also serve as the Chairman of the Board. The Board determined that Mr. Gemayel is independent under the listing standards of NASDAQ and the Company’s corporate governance guidelines. Mr. Gemayel will serve as a Class III director with a term expiring at the annual meeting of stockholders to be held in 2023. Mr. Gemayel will be joining the Compensation Committee of the Board and the Nominating and Corporate Governance Committee of the Board.

As a non-employee director, Mr. Gemayel will receive cash compensation and an equity award for his Board service, including service on any Committees of the Board, in accordance with the Company’s non-employee director compensation policy, as amended from time to time. Mr. Gemayel is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Mr. Gemayel and any other persons pursuant to which he was selected as a director. In addition, Mr. Gemayel will enter into an indemnification agreement with the Company consistent with the form of the existing indemnification agreement entered into between the Company and its non-employee directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gemini Therapeutics, Inc.

By:	/s/ Jason Meyenburg
Name: Jason Meyenburg
Title: Chief Executive Officer

Dated: May 7, 2021